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                                                                   EXHIBIT 10.19
[MEDICAL, INCORPORATED LETTERHEAD]



May 5, 1999

Allan R. Seck
9408 Olympia Drive
Eden Praire, Minnesota 55347

Dear Al:

With reference to our discussions over the past few months and our recent meetings, it is my pleasure to welcome you to our team at Medical Incorporated as our Vice President for Marketing and Sales. You will be starting May 24, 1999 and will be responsible to drive our marketing efforts in international markets and in the USA. With your track record, I am confident you can meet the challenge of competing with giant companies and you can improve our sales appreciably. I am also confident you will enjoy working in a small-company environment where you are encouraged to think freely, innovate, and put your ideas into action on fast tracks.

I offer you a base salary of $132,000 per year plus a bonus of 1% of sales over the $3.5 million level. In addition, I offer you 100,000 options (about 2% of current outstanding shares) to be vested over 4 years of service and exercisable at the current fair market value of $5.00 (price of shares in our private placement, April 1997). This offer of options will be protected against any unanticipated decline in fair market value.

As a personal gesture to encourage your favorable decision, I offer to sell you up to 50,000 shares of my own at a price of $2.50. This offer is good for 3 months from your employment date.

In case of a change of control, the company will pay you a bonus equivalent to 2 years salary and accelerate all options to be immediately exercisable. The conditions of this bonus will be spelled out in a detailed agreement to be drafted later.

Once again, welcome to our team.  It is an exciting time.

Best regards,


/s/ Adel Mikhail, Ph.D.
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Adel Mikhail, Ph.D.
President and CEO